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                                                                    Exhibit 23.3

December 30, 1999

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Alcoa Inc.

   We are aware that our reports dated April 7, July 7, and October 8, 1999, accompanying interim financial information of Alcoa Inc.and subsidiaries for the three-month, six-month and nine-month periods ended March 31 1999 and 1998, June 30, 1999 and 1998 and September 30, 1999 and 1998, respectively, and included in Alcoa's Quarterly Reports on Form 10-Q for the quarters then ended, are incorporated by reference in this registration statement dated December 30, 1999. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

PricewaterhouseCoopers LLP